Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GS MORTGAGE SECURITIES CORPORATION II

GS Mortgage Securities Corporation II, a Delaware corporation, hereby certifies as follows:

FIRST.  The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the addition of Article Tenth to the certificate of incorporation of said corporation, said Article shall read as follows:

TENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, GS MORTGAGE SECURITIES CORPORATION II has caused this certificate to be signed by Thomas D. Lasersohn, its President, on the 22nd day of November, 1995.

GS MORTGAGE SECURITIES CORPORATION II

By:	/s/ Thomas J. Lasersohn
Thomas J. Lasersohn